UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2011

TRANS1 INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Government Center Drive

Wilmington, North Carolina 28403

(Address of principal executive offices)

(Zip Code)

(910) 332-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

TranS1 Inc., a Delaware corporation (the “Company”) has previously disclosed that healthcare providers rely on third-party payors, including private health insurance plans, to pay for all or a portion of the costs and fees associated with the Company’s pre-sacral approach and AxiaLIF interbody fusion procedure. Historically, there has been a lack of consistent reimbursement for the specific CPT code (used to describe specific services performed by physicians when submitting reimbursement claims) used to describe the AxiaLIF interbody fusion surgery, such that some physicians have found it difficult to obtain reimbursement for the procedure.

However, the Company has recently been informed that Horizon Blue Cross Blue Shield of New Jersey (“Horizon”), a major private health benefits company, has recently updated its Lumbar Spinal Fusion Policy (the “Policy”) to provide reimbursement coverage for medically necessary interbody fusion procedures when using the Company’s pre-sacral AxiaLIF approach. Horizon has also updated the Policy index to include reference to AxiaLIF and other interbody fusion techniques, including ALIF, DLIF, XLIF and TLIF. The Company has confirmed with Horizon that CPT codes 0195T and 0196T, which are the CPT codes associated with the Company’s pre-sacral AxiaLIF procedure, will be deemed eligible for coverage when the medical necessity fusion criteria set forth in the Policy are met. According to Horizon’s public filings, it represents approximately 3.6 million covered lives. To the Company’s knowledge, this coverage decision for the pre-sacral approach to interbody fusion represents the second such decision by a major health benefits company in the United States.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.

October 19, 2011	By:	/s/ Joseph P. Slattery
Joseph P. Slattery Executive Vice President and Chief Financial Officer